Exhibit 10.22

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between iGate Global Solutions Limited., (hereinafter called the “Company”) and the undersigned employee, Sumit Ganguli (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement;

WHEREAS, Executive agrees to this employment in exchange for the wages, benefits, equity and severance protections the Company agrees to hereby and in other related documents; and

WHEREAS, this Agreement is necessary for the protection of Company’s legitimate and protectable business interests in its customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Company” shall mean iGate Global Solutions Limited

(b) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company’s affairs that is not public information and which is properly maintained as confidential. “Confidential Information” does not include information: (i) which is known to Executive prior to his joining the Company; (ii) constitutes Executive’s general know-how; or (iii) which is provided to Executive by a third party under no obligation to maintain the information as confidential.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to the Company’s business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; and (iii) with which Executive had substantive contact or regarding which customer Executive was aware of substantive confidential information. “Customers” shall be limited to the contacts, business units and divisions with which the Company actually conducts business, in such geographies as the Company actually conducts business.

(d) “Competing Business” shall mean General Electric and any of its subsidiaries, divisions, partnerships or other related business entities (“GE”) as well as any account in which the Executive has or has had a material involvement during the last twelve (12) months of his employment with Company.

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2. DUTIES. Executive, who is employed as an at-will employee (subject to the notice and severance provisions provided for herein) in the position set forth on Attachment A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other reasonable executive duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company. Executive further agrees to devote substantially all of Executive’s business time, skill, energy and attention to the business of the Company and to comply with all rules, regulations and procedures of the Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from and other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of the Company, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s minimum annual base salary and other compensation as of the date of this Agreement are as set forth on Attachment A hereto. Said wages and compensation are subject to being reviewed and modified annually by the Company. The Company shall withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or as may be permitted by law and specifically approved by Executive.

4. BENEFITS. Executive is entitled to the level of benefits provided or offered to similarly situated executives of the Company, which may be modified by the Company at any time, including but not limited to paid and unpaid time off, medical and dental benefits, 401-k Plan, life insurance, short and long term disability insurance and benefits.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, that the Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interest and good will of the Company with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and (except as provided in subsection (d) below) for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company;

(b) directly or indirectly employ solicit, or knowingly permit any company or business directly or indirectly controlled by Executive to solicit for employment any person who is employed by the Company at any time during the term of this Agreement;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or similar business or any product line or service provided by the Company;

(d) for a period of six (6) months after his termination for any reason, directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

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Executive acknowledges that the Company is engaged in business in many parts of the United States, as well as in other countries and that the marketplace for the Company’s products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company’s business.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s employment with the Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Attachment B and incorporated as though fully set forth herein.

8. TERMINATION. This Agreement may be terminated by either party with or without cause under the following conditions:

(a) With Cause Termination. Executive may be terminated from employment with “cause.” “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) unauthorized conduct which brings the Company or any of its related entities into public disgrace or disrepute; (iii) substantial or continued unwillingness to perform material duties as reasonably directed by Executive’s supervisors or the Board of Directors; (iv) gross negligence or deliberate misconduct; (v) any material breach of paragraphs 6 or 7 of this Agreement or Attachment “B”; or (vi) Executive’s own voluntary separation without “Good Reason” from employment. If the Company seeks to terminate Executive pursuant to any of subsections (i) through(v), it must first give written notice and, if such Cause is reasonably curable, must give Executive a reasonable opportunity of not less ten (10) business days within which to cure such Cause. In the event that Executive is terminated with “Cause,” the Company may immediately cease payment of any further wages, benefits or other compensation hereunder, except those wages and accrued benefits that are undisputed and unpaid at such date. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with cause. Executive agrees to provide Company with thirty (30) days notice should Executive voluntarily decide to separate from Executive’s employment without “Good Reason.”

(b) Without Cause or for Good Reason. The Company must provide Executive with ten (10) business days notice prior to terminating without Cause. In the event that Executive’s employment is terminated without Cause or by Executive for “Good Reason” (as defined below), Executive will be paid or provided, the following: (i) six (6) months severance (“Severance Period”), at Executive’s last base salary; (ii) continuation, of all

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medical and dental benefits; All payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company’s regular schedule and payroll practices. There shall be no requirement for Executive to mitigate any of the payments and benefits in subsection (i) herein and he shall receive all such payments regardless of his future employment status. In the event that Executive obtains employment with another employer during the Severance Period and said new employer provides similar benefits to those provided in subsection (ii), Executive’s right to receive such benefits shall terminate upon receipt of said benefits from Executive’s new employer. Executive shall not be entitled to any salary or benefits other than those stated herein. Executive acknowledges that the payment of any severance under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against the Company in a form similar to the one attached hereto as Attachment C. “Good Reason” shall mean any of the following: (i) failure to pay Executive the undisputed wages, or provide the benefits required pursuant to this Agreement; (ii) any material negative change in Executives position, duties, or salary; (iii) any requirement that Executive relocate his main base of operations and/or residence outside of the State of New Jersey.

9. TERM. Executive’s employment shall continue until such employment is terminated in accordance with the provisions of Paragraph 8 (subject to the notice and severance provisions contained therein).

11. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement. Such right to equitable relief is in addition to all other legal remedies the Company may have to protect its rights.

13. INDEMNIFICATION AND INSURANCE. During Executive’s employment and thereafter, the Company agrees to indemnify, Executive from and against any liability and expenses arising by reason of his acting as an officer or director of the Company, in accordance with and to the fullest extent permitted by law and in accordance with the Company Directors and Officers Insurance. In addition, the Company shall maintain commercially reasonable Directors and Officers liability insurance, under which Executive will be a covered person. Such liability insurance shall have such terms and policy limits of coverage as are determined appropriate by the Board. The Executive shall not be covered for any liability which arises due to his deliberate, reckless or malicious acts or omissions.

14. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of the Company employing Executive and the wages and benefits provided under this Agreement, Executive and the Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from the Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury.

In consideration of the Company employing Executive, and the wages and benefits provided under this Agreement, the parties agree that, in the event that a party seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, the other party may, at any time within 60 days of the service of the first party’s complaint, counterclaim, third-party complaint or similar pleading, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. The parties agree that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. The parties agrees that, if the other party exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to payment of legal fees paid by the non-prevailing party, only to the extent such legal fees are provided for pursuant to applicable court rule or statute. This pre-dispute

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resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by the Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims. The Company shall be responsible for all arbitration costs.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

15. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

16. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has received adequate and valuable consideration for entering into this Agreement; (d) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants (except that failure by the Company to pay undisputed wages or benefits which are properly due and owing to Executive shall void Executive’s non-competition and non-solicitation obligations under this Agreement); and (e) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein; (f) Executive has no intention of competing with the Company within the limitations set forth above.

17. ACKNOWLEDGMENTS OF THE COMPANY. The Company acknowledges and agrees that the individual signing this Agreement on the Company’s behalf is properly authorized to bind the Company to all of its obligations contained herein and the Company has taken all actions necessary in order to properly authorize and agree to the provisions contained herein, including, if necessary, all corporate resolutions, documentary amendments or otherwise.

18. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

19. SEVERABILITY. This Agreement supersedes all prior agreements, written or oral, between the parties hereto concerning the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein shall survive the termination of Executive’s employment with the Company for any reason.

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20. OTHER AGREEMENTS. Other than Executive’s existing agreement with Mindteck, which has been disclosed to the Company prior to signing, Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

21. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive and the Company each hereby waive any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding to enforce rights hereunder filed in Allegheny County, Pennsylvania. The parties agree not to object to any petition filed by the other to remove an action filed from a forum or court not located in Allegheny County, Pennsylvania.

22. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. The Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business and/or any assets of the Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

23. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to the Company at:

1000 Commerce Drive

Pittsburgh, PA 15275

Attention:              President or Chairman of the Board

(b)	to the Executive at:

Sumit Ganguli

114 Castle Pointe Boulevard

Piscataway, NJ 08854

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by

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strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

24. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

25. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

26. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment with the Company for any reason.

27. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

IGATE GLOBAL SOLUTIONS LIMITED:	EXECUTIVE:

By:	/s/ Sumit Ganguli

Date:	Date:	Sept 18, 03

Witness:	Witness:

Date:	Date:

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ATTACHMENT “A”

1.	Position: Vice-President, Strategic Accounts

2.	Services To Be Performed As a senior executive Executive will be required to achieve the stated business goals of Company. At the very onset, Executive will have the global responsibility to handle GE as a strategic account for Company and will be chartered to grow the revenue and gross margins at GE units world wide. Executive will have P&L responsibility for the GE Account and will be responsible for client interactions and relationships, account management and offshore delivery. The Company’s world wide GE team will work with the Executive in achieving the above stated goals.

3.	Minimum Base Salary: $200,000.00 per year.

4.	Benefits: Executive is entitled to the level of benefits, provided or offered to similarly situated executives of the Company, that may be modified by the Company at any time, including but not limited to paid and unpaid time off, medical and dental benefits, 401-k, life insurance, short and long term disability insurance and benefits.

5.	Stock Options: Executive shall receive non-qualified stock options pursuant to the Stock Incentive Plan and the Executive’s Stock Option Agreement

(a) 10,000 iGate Corporation (iGate) Stock options granted on Executive’s first day of employment and vesting over a four year period with the initial vesting being 25% one year from Executive’s first day of employment.;

(b) an additional grant of 10,000 iGate Stock options granted one year from Executive’s first day of employment and vesting over a four year period with the initial vesting on this grant being 25% two years from the grant date;

(c) 50,000 Company Stock options granted on Executive’s first day of employment and vesting over a 4 year period according to the Employee Stock Option Plan of Company

6.	Variable Compensation: Target Bonus of $150,000.00 annually (Such target to be based upon reasonable goals to be mutually agreed upon after Executive’s commencing employment). This bonus will be earned and payable on a quarterly basis. The Company agrees that the first two quarters of the Target bonus shall be guaranteed.

BY:		BY:	/s/ Sumit Ganguli
	IGATE GLOBAL SOLUTIONS LIMITED	Executive
DATE:		DATE:	Sept 18, 03

ATTACHMENT A